Exhibit 3.1

CERTIFICATE OF DESIGNATION

8.75% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

The undersigned, Mr. Ian Webber, does hereby certify:

1. That he is the duly elected and acting Chief Executive Officer of Global Ship Lease, Inc., a Marshall Islands corporation (the “Company”).

2. That, pursuant to the authority conferred by the Company’s Articles of Incorporation, a duly authorized committee of the Company’s Board of Directors, at a special meeting held on August 13, 2014, adopted the following resolution creating a series of Preferred Shares (this and other capitalized terms shall have the same meaning as in the Articles of Incorporation, unless defined in Section 8 hereof or as otherwise specified in this Certificate of Designation or unless the context otherwise requires) of the Company designated as “8.75% Series B Cumulative Redeemable Perpetual Preferred Shares.”

RESOLVED, a series of Preferred Shares, par value $0.01 per share, of the Company be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1 Designation.

The Pricing Committee hereby designates and creates a series of Preferred Shares to be designated as “8.75% Series B Cumulative Redeemable Perpetual Preferred Shares,” and fixes the preferences, rights, powers and duties of the holders of the Series B Preferred Shares as set forth in this Certificate of Designation. Each share of Series B Preferred Shares shall be identical in all respects to every other share of Series B Preferred Shares, except as to the respective dates from which dividends on the Series B Shares may begin accruing, to the extent such dates may differ. The Series B Preferred Shares represent perpetual equity interests in the Company and shall not give rise to a claim by the holder for redemption thereof at a particular date.

Section 2 Shares.

The authorized number of shares of Series B Preferred Shares shall be 16,100 shares, subject to increase by filing a certificate of designation with respect to such additional shares. The Company may, without notice to or consent of the holders of the then outstanding Series B Preferred Shares, authorize and issue additional Series B Preferred Shares.

Shares of Series B Preferred Shares that are repurchased or otherwise acquired by the Company shall be cancelled and shall revert to the status of authorized but unissued preferred shares of the Company, undesignated as to series.

Section 3 Dividends.

(a) Dividends on each share of Series B Preferred Shares shall be cumulative and shall accrue at the Series B Dividend Rate from the Series B Original Issue Date (or, for any subsequently issued and newly outstanding Series B Preferred Shares, from the Series B Dividend Payment Date immediately preceding the issuance date of such Series B Preferred Shares) until such time as the Company pays the Series B Dividend or redeems the Series B Preferred Shares in full in accordance with Section 6 below, whether or not such Series B Dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends. Series B Holders shall be entitled to receive Series B Dividends from time to time out of any assets of the Company legally available for the payment of dividends at the Series B Dividend Rate per share of Series B Preferred Shares, when, as, and if declared by the Board of Directors. Dividends, to the extent declared by the Company to be paid by the Company in accordance with this Section 3, shall be paid quarterly on each Series B Dividend Payment Date. Dividends shall accumulate in each Series B Dividend Period from and including the preceding Series B Dividend Payment Date (other than the initial Series B Dividend Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Dividend Payment Date for such Series B Dividend Period. If any Series B Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared Series B Dividends shall be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Series B Dividends on the Series B Preferred Shares shall be payable based on a 360-day year consisting of twelve 30-day months.

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(b) Not later than 5:00 p.m., New York City time, on each Series B Dividend Payment Date, the Company shall pay those Series B Dividends, if any, that shall have been declared by the Board of Directors to the Paying Agent or, if there is no Paying Agent at the relevant time, to the Series B Holders as such Series B Holders’ names appear on the Company’s share transfer books maintained by the Registrar and the Transfer Agent on the record date. The applicable record date (the “Series B Dividend Record Date”) for any Series B Dividend payment shall be the fifth Business Day immediately preceding the applicable Series B Dividend Payment Date, except that in the case of payments of Series B Dividends in arrears, the Series B Dividend Record Date with respect to a Series B Dividend Payment Date shall be such date as may be designated by the Board of Directors in accordance with this Certificate of Designation, the Articles of Incorporation and the Bylaws.

No dividend shall be declared or paid or set apart for payment on any Junior Securities (other than a dividend payable solely in Junior Securities) unless full cumulative Series B Dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any Parity Securities through the most recent respective Series B Dividend Payment Dates.

Accumulated Series B Dividends in arrears for any past Series B Dividend Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Series B Dividend Payment Date, to Series B Holders on the record date for such payment, which may not be more than 60 days, nor less than five days, before such payment date. Subject to the next succeeding sentence, if all accumulated Series B Dividends in arrears on all outstanding Series B Preferred Shares and any Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been declared and set apart, payment of accumulated dividends in arrears on the Series B Preferred Shares and any such Parity Securities shall be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series B Preferred Shares and any Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series B Preferred Shares and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate dividend amounts remaining due in respect of such shares at such time. Series B Holders shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative Series B Dividends. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment which may be in arrears on the Series B Preferred Shares. Declared Series B Dividends shall be paid to the Paying Agent in same-day funds on each Series B Dividend Payment Date. The Paying Agent shall be responsible for holding or disbursing such payments to Series B Holders in accordance with the instructions of such Series B Holders. In certain circumstances, dividends may be paid by check mailed to the registered address of the Series B Holder, unless, in any particular case, the Company elects to pay by wire transfer.

Section 4 Liquidation Rights.

(a) Upon the occurrence of any Liquidation Event, Series B Holders shall be entitled to receive out of the assets of the Company or proceeds thereof legally available for distribution to stockholders of the Company, (i) after satisfaction of all liabilities, if any, to creditors of the Company, (ii) after all applicable distributions of such assets or proceeds being made to or set aside for the holders of any Senior Securities then outstanding in respect of such Liquidation Event, (iii) concurrently with any applicable distributions of such assets or proceeds being made to or set aside for holders of any Parity Securities then outstanding in respect of such Liquidation Event and (iv) before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other classes or series of Junior Securities as to such distribution, a liquidating distribution or payment in full redemption of such Series B Preferred Shares in an amount equal to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends have been declared).

For purposes of clarity, upon the occurrence of any Liquidation Event, (x) the holders of then outstanding Senior Securities shall be entitled to receive the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), on such Senior Securities before any distribution shall be made to the Series B Holders or any Parity Securities and (y) the Series B Holders shall be entitled to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), per share of Series B Preferred Shares in cash concurrently with any distribution made to the holders of Parity Securities and before any distribution shall be made to the holders of Common Stock or any other Junior Securities. Series B Holders shall not be entitled to any other amounts from the Company, in their capacity as Series B Holders, after they have received the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). The payment of the Series B Liquidation Preference shall be a payment in redemption of the Series B Preferred Shares such that, from and after payment of the full Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), any such share of Series B Preferred Shares shall thereafter be cancelled and no longer be outstanding.

(b) In the event of any distribution or payment described in Section 4(a) above where the Company’s assets available for distribution to holders of the outstanding Series B Preferred Shares and any Parity Securities are insufficient to satisfy the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared), for such Series B Preferred Shares and Parity Securities, the Company’s then remaining assets or proceeds thereof legally available for distribution to shareholders of the Company shall be distributed among the holders of outstanding Series B Preferred Shares and such Parity Securities, as applicable, ratably on the basis of their relative aggregate Liquidation Preferences, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared). To the extent that the Series B Holders receive a partial payment of their Series B Liquidation Preference, such partial payment shall reduce the Series B Liquidation Preference of their Series B Preferred Shares, but only to the extent of such amount paid.

(c) After payment of the applicable Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon (whether or not such dividends shall have been declared) to the holders of the outstanding Series B Preferred Shares and any Parity Securities, the Company’s remaining assets and funds shall be distributed among the holders of the Common Stock and any other Junior Securities then outstanding according to their respective rights and preferences.

Section 5 Voting Rights.

(a) Notwithstanding anything to the contrary in this Certificate of Designation, the Series B Preferred Shares shall have no voting rights except as set forth in this Section 5 or as otherwise provided by the BCA.

(b) In the event that six quarterly Series B Dividends are in arrears, whether or not consecutive (and whether or not such dividends shall have been declared and whether or not there are profits, surplus, or other funds legally available for the payment of dividends), the Series B Holders, shall have the right, voting as a class together with holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member of the Board of Directors, and the size of the Board of Directors shall be increased as needed to accommodate such change (unless the size of the Board of Directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series B Preferred Shares voted as a class for the election of such director). The right of the Series B Holders to elect one member of the Board of Directors shall continue until such time as all dividends accumulated and in arrears on the Series B Preferred Shares have been paid in full or sufficient funds for such payment have been declared and set apart for such purpose, at which time such right shall terminate, subject to the revesting of such right in the event of each and every subsequent failure to pay six quarterly Series B Dividends as described above in this Section 5(b) and, with respect to funds set apart for payment, upon failure to pay the dividend on the Series B Dividend Payment Date. Upon any termination of the right of the Series B Holders and holders of any other Parity Securities to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class shall terminate immediately. Any director elected by the Series B Holders and any other Parity Securities shall each be entitled to one vote on any matter before the Board of Directors.

(c) (i) Unless the Company shall have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a single class, the Company shall not adopt any amendment to the Articles of Incorporation that materially and adversely alters the preferences, powers or rights of the Series B Preferred Shares.

(ii) In addition, unless the Company shall have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Shares, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, the Company shall not create or issue any Senior Securities.

(d) On any matter described in this Section 5 in which the Series B Holders are entitled to vote as a class, (whether separately or together with the holders of any Parity Securities), such Series B Holders shall be entitled to one vote per $25.00 of liquidation preference (equivalent to 100 votes per Series B Preferred Share). Any shares of Series B Preferred Shares held by the Company or any of its subsidiaries or Affiliates shall not be entitled to vote.

(e) No vote or consent of Series B Holders shall be required for (i) the creation or incurrence of any indebtedness, (ii) the authorization or issuance of any Common Stock or other Junior Securities or (iii) except as expressly provided in paragraph (c)(ii) above, the authorization or issuance of any Preferred Shares of the Company.

Section 6 Optional Redemption.

The Company shall have the right at any time, and from time to time, on or after August 20, 2019 to redeem, at its option, in whole or in part, the Series B Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. The Company may undertake multiple partial redemptions. Subject to the first sentence of this paragraph, any such redemption shall occur on a date set by the Company (the “Series B Redemption Date”). In addition, within 180 days after the occurrence of a “fundamental change,” the Company shall have the right to redeem, at its option, in whole or from time to time in part, the Series B Preferred Shares. Any such optional redemption shall be effected only out of funds legally available for such purpose. A “fundamental change” means an event that shall be deemed to have occurred at the time after the date hereof when the Company’s Common Stock ceases to be listed or admitted for trading for any reason (including a reason wholly in the Company’s control) on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

(a) The Company shall effect any such redemption by paying cash for each share of Series B Preferred Shares to be redeemed equal to the Series B Liquidation Preference, plus the amount of any accumulated and unpaid dividends thereon to the date of redemption (whether or not such dividends shall have been declared), for such Series B Preferred Shares on such Series B Redemption Date (the “Series B Redemption Price”). The Series B Redemption Price shall be paid by the Paying Agent to the Series B Holders on the Series B Redemption Date.

(b) The Company shall give notice of any redemption not less than 30 days and not more than 60 days before the scheduled Series B Redemption Date, to the Series B Holders of any Series B Preferred Shares to be redeemed as such Series B Holders’ names appear on the Company’s share transfer books maintained by the Registrar and Transfer Agent at the address of such Series B Holders shown therein. Such notice (the “Series B Redemption Notice”) shall state: (1) the Series B Redemption Date, (2) the number of Series B Preferred Shares to be redeemed and, if less than all outstanding shares of Series B Preferred Shares are to be redeemed, the number (and the identification) of shares to be redeemed from such Series B Holder, (3) the Series B Redemption Price, (4) the place where the shares of Series B Preferred Shares are to be redeemed and shall be presented and surrendered for payment of the Series B Redemption Price therefor and (5) that dividends on the Series B Preferred Shares to be redeemed shall cease to accumulate from and after such Series B Redemption Date.

(c) If the Company elects to redeem less than all of the outstanding shares of Series B Preferred Shares, the number of shares of shares to be redeemed shall be determined by the Company, and such shares of Series B Preferred Shares shall be redeemed by such method of selection as the Paying Agent shall determine, either pro rata or by lot, with adjustments to avoid redemption of fractional shares. The Series B Redemption Price will be paid by the Paying Agent to Series B Holders on the Series B Redemption Date. The aggregate Series B Redemption Price for any such partial redemption of the outstanding Series B Preferred Shares shall be allocated correspondingly among the redeemed shares of Series B Preferred Shares. The shares of Series B Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided in this Certificate of Designation (including the Company’s right, if it elects so, to redeem all or part of the Series B Preferred Shares outstanding at any relevant time in accordance with this Section 6 (including this paragraph (c))).

(d) If the Company gives or causes to be given a Series B Redemption Notice, then the Company shall deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Shares as to which such Series B Redemption Notice shall have been given no later than 10:00 a.m., New York City time, on the Series B Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series B Redemption Price to the Series B Holders thereof upon surrender or deemed surrender of such Series B Preferred Shares. If the Series B Redemption Notice shall have been given, then from and after the Series B Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series B Redemption Notice, all Series B Dividends on such shares shall cease to accumulate and all rights of holders of such shares of Series B Preferred Shares as the Series B Holders with respect to such Series B Preferred Shares shall cease, except the right to receive the Series B Redemption Price, and such Series B Preferred Shares shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be outstanding for any purpose whatsoever. The Company shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Series B Redemption Price of the shares to be redeemed), and the holders of any Series B Preferred Shares so redeemed shall have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by the Company for any reason, including, but not limited to, redemption of Series B Preferred Shares, that remain unclaimed or unpaid after two years after the applicable Series B Redemption Date or other payment date, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment the Series B Holders entitled to such redemption or other payment shall have recourse only to the Company.

(e) Any Series B Preferred Shares that are redeemed or otherwise acquired by the Company shall be canceled and shall constitute Preferred Shares subject to designation by the Board of Directors as set forth in the Articles of Incorporation. If only a portion of the Series B Preferred Shares shall have been called for redemption, upon surrender of any certificate representing Series B Preferred Shares to the Paying Agent, the Paying Agent shall issue to the Series B Holders a new certificate (or adjust the applicable book-entry account) representing the number of shares Series B Preferred Shares represented by the surrendered certificate that have not been called for redemption. Notwithstanding any Series B Redemption Notice, there shall be no redemption of any Series B Preferred Shares called for redemption until funds sufficient to pay the full Series B Redemption Price of such shares shall have been deposited by the Company with the Paying Agent.

(f) The Company and its affiliates may from time to time purchase shares of the Series B Preferred Shares, subject to compliance with all applicable securities and other laws. Neither the Company nor any of its affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Shares. Any Series B Preferred Shares repurchased and canceled by the Company will revert to the status of authorized but unissued Preferred Shares undesignated by the Company.

(g) Notwithstanding anything to the contrary in this Certificate of Designation, in the event that full cumulative dividends on the Series B Preferred Shares and any Parity Securities shall not have been paid or declared and set apart for payment, the Company may not repurchase, redeem or otherwise acquire, (1) any Series B Preferred Shares or Parity Securities, except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Shares and Parity Securities, an exchange for or conversion or reclassification into other Parity Securities or Junior Securities or with proceeds of a substantially contemporaneous sale of Parity Securities or Junior Securities, or (2) any Common Stock and any other Junior Securities, except pursuant to an exchange for or, conversion or reclassification into other Junior Securities or with proceeds of a substantially contemporaneous sale of Junior Securities.

Section 7 Rank.

The Series B Preferred Shares shall be deemed to rank:

(a) Senior to (i) the Common Stock and (ii) each other class or series of capital stock established after the Series B Original Issue Date, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to with the Common Stock as “Junior Securities”);

(b) On a parity with any class or series of capital stock established after the Series B Original Issue Date with terms expressly providing that such class or series ranks on a parity with the Series B Preferred Shares as to dividends and distributions upon any Liquidation Event (collectively referred to as “Parity Securities”); and

(c) Junior to each other class or series of capital stock made senior to the Series B Preferred Shares as to the payment of dividends and amounts payable upon any Liquidation Event (collectively referred to as “Senior Securities”).

The Company may issue Junior Securities and Parity Securities and, subject to any approvals required by Series B Holders pursuant to Section 5(c)(ii), and Senior Securities from time to time in one or more classes or series without the consent of the Series B Holders. The Board of Directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such class or series before the issuance of any shares of such class or series.

Section 8 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company, as they may be amended from time to time in a manner consistent with this Certificate of Designation, and shall include this Certificate of Designation.

“BCA” means the Business Corporations Act of the Republic of the Marshall Islands.

“Board of Directors” means the board of directors of the Company or, to the extent permitted by the Articles of Incorporation and the BCA, any authorized committee thereof.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City, London or Amsterdam are authorized or required to close.

“Bylaws” means the bylaws of the Company, as they may be amended from time to time.

“Certificate of Designation” means this Certificate of Designation relating to the Series B Preferred Shares, as it may be amended from time to time in a manner consistent with this Certificate of Designation, the Articles of Incorporation, the Bylaws and the BCA.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other outstanding class of common stock of the Company.

“Company” has the meaning set forth in the introductory paragraph of this Certificate of Designation.

“Junior Securities” has the meaning set forth in Section 7(a).

“Liquidation Event” means the occurrence of a liquidation, dissolution, winding up of the affairs of the Company, whether voluntary or involuntary. Neither the sale of all or substantially all of the property or business of the Company nor the consolidation or merger of the Company with or into any other Person, individually or in a series of transactions, shall be deemed a Liquidation Event.

“Liquidation Preference” means, in connection with any distribution in connection with a Liquidation Event pursuant to Section 4(a) of this Certificate of Designation and with respect to any holder of any class or series of capital stock of the Company, the amount otherwise payable to such holder in such distribution with respect to such class or series of capital stock (assuming no limitation on the assets of the Company available for such distribution). For avoidance of doubt, for the foregoing purposes the Series B Liquidation Preference is the Liquidation Preference with respect to the Series B Preferred Shares.

“Parity Securities” has the meaning set forth in Section 7(b).

“Paying Agent” means Computershare, Inc and Computershare Trust Company, N.A., as applicable, acting in its capacity as paying agent for the Series B Preferred Shares, and its respective successors and assigns or any other payment agent appointed by the Company.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

“Preferred Shares” means securities of the Company, designated as “Preferred Shares,” which entitles the holder thereof to a preference with respect to dividends, or as to the distribution of assets upon any Liquidation Event, over common stock, including the Series B Preferred Shares.

“Record Holder” means the Person in whose name Series B Preferred Shares is registered on the books of the Transfer Agent as of, unless otherwise set forth in this Certificate of Designation, the opening of business on a particular Business Day.

“Registrar” means the Registrar of Corporations as defined in Section 4 of the BCA.

“Senior Securities” has the meaning set forth in Section 7(c).

“Series B Dividends” means dividends with respect to the Series B Preferred Shares pursuant to Section 3 of this Certificate of Designation.

“Series B Dividend Payment Date” means each January 1, April 1, July 1 and October 1, commencing October 1, 2014.

“Series B Dividend Period” means a period of time from and including the preceding Series B Dividend Payment Date (other than the initial Series B Dividend Period, which shall commence on and include the Series B Original Issue Date), to but excluding the next Series B Dividend Payment Date for such Series B Dividend Period.

“Series B Dividend Rate” means a rate equal to 8.75% per annum of the Stated Series B Liquidation Preference per share of Series B Preferred Shares.

“Series B Dividend Record Date” has the meaning set forth in Section 3(b).

“Series B Holder” means a Record Holder of the Series B Preferred Shares.

“Series B Liquidation Preference” means a liquidation preference for each share of Series B Preferred Shares initially equal to $2,500.00 per share, which liquidation preference shall be subject to decrease upon a distribution in connection with a Liquidation Event described in Section 4 of this Certificate of Designation which does not result in payment in full of the liquidation preference of such share of Series B Preferred Shares.

“Series B Original Issue Date” means August 20, 2014.

“Series B Preferred Shares” means Preferred Shares having the designations, preferences, rights, powers and duties set forth in this Certificate of Designation.

“Series B Redemption Date” has the meaning set forth in Section 6.

“Series B Redemption Notice” has the meaning set forth in Section 6(b).

“Series B Redemption Price” has the meaning set forth in Section 6(a).

“Stated Series B Liquidation Preference” means an amount equal to $2,500.00 per share of Series B Preferred Shares.

“Transfer Agent” means Computershare Inc and Computershare Trust Company, N.A., as applicable, acting it is capacity as registrar and transfer agent for the Series B Preferred Shares, and its respective successors and assigns or any other bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Series B Preferred Shares.

Section 9 Fractional Shares. No Series B Preferred Shares may be issued in fractions of a share.

Section 10 No Sinking Fund.

The Series B Preferred Shares shall not have the benefit of any sinking fund.

Section 11 Record Holders.

To the fullest extent permitted by applicable law, the Company, the Registrar, the Transfer Agent and the Paying Agent may deem and treat any Series B Holder as the true, lawful and absolute owner of the applicable Series B Preferred Shares for all purposes, and neither the Company nor the Registrar, the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary.

Section 12 Notices.

All notices or communications in respect of the Series B Preferred Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation, the Bylaws or by applicable law.

Section 13 Conversion; Sinking Fund

The Series B Preferred Shares shall not be convertible into Common Stock or any other securities of the Company and shall not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Shares shall not be subject to mandatory redemption or to any sinking fund requirements.

Section 14 Other Rights.

The Series B Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation, the Articles of Incorporation, the Bylaws or as provided by applicable law.

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I further declare under penalty of perjury that the matters set forth in this Certificate of Designation are true and correct of my own knowledge.

Executed in London, England on August 19, 2014.

/s/ Ian Webber
Name:	Ian Webber
Title:	Chief Executive Officer